UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

March 2, 2015

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 2, 2015, BPZ Resources, Inc. (the “Company”) (NYSE: BPZ) (BVL: BPZ) was notified by the New York Stock Exchange (“NYSE”) that the staff of NYSE Regulation, Inc. (“NYSE Regulation”) has determined to commence proceedings to delist the common stock of the Company from the NYSE. Trading of the Company’s common stock on the NYSE was suspended immediately.

NYSE Regulation has determined that the Company is no longer suitable for listing as its share price is “abnormally low”, pursuant to Section 802.01D of the NYSE Listed Company Manual.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. The NYSE will apply to the Securities and Exchange Commission to delist the common stock upon completion of all applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.

The Company's common stock resumed trading on the OTC Pink Marketplace under the ticker symbol “BPZR” on March 3, 2015.  The Company can provide no assurance that any trading market for the securities will exist on the OTC Pink Marketplace.  The OTC Pink Marketplace is a market tier operated by OTC Markets Group Inc. This transition to the over-the-counter markets will not change the Company’s obligation to file periodic and certain other reports with the Securities and Exchange Commission under applicable federal securities laws. The Company cautions the reader to read this Form 8-K in its entirety and refer to the Company’s press releases and reports filed with the Securities and Exchange Commission, including the risks and uncertainties discussed therein, before making any investment decision.

Item 8.01 Other Events.

On March 2, 2015, the Company announced that it will exercise a provision under the bond indenture for its 6.50% Convertible Notes due March 1, 2015, with an outstanding principal amount of $60 million (collectively, the “2015 Notes”), whereby the Company will avail itself of the 10-day grace period provided for in the indenture on principal due and a 30-day grace period on interest due for a total amount coming due of approximately $62 million. Once exercised, the grace periods will expire on March 10, 2015 for principal and March 30, 2015 for interest.

If such principal payments are not made within the 10-day grace period or such interest payments are not made within the 30-day grace period provided by the Indenture for the 2015 Notes, an event of default would occur under the indenture, permitting the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 2015 Notes to declare the full amount of the principal and interest thereunder immediately due and payable.

An event of default on the 2015 Notes, without such an acceleration of amounts due under the 2015 Notes, would not trigger a cross-default under the indenture for the Company’s 8.50% Convertible Notes due October 1, 2017 (the “2017 Notes”). If payment of principal and interest is not made on the 2015 Notes within the grace periods, and the 2015 Notes are accelerated, a cross-default would occur under the indenture for the 2017 Notes, permitting the trustee or the holders of at least 25% in aggregate principal amount of the outstanding 2017 Notes to declare the full amount of the principal and interest thereunder immediately due and payable. The 2015 Notes and the 2017 Notes have a combined outstanding principal amount of $229 million with combined interest payments (should all amounts be accelerated) of approximately $10 million.

On March 2, 2015, the Company also announced that it was engaging in discussions with representatives of certain holders of the 2015 Notes and the 2017 Notes regarding, among other items, the potential terms under which one or both bond issues could be restructured to provide a capital structure which would allow the Company to continue developing its oil and gas assets. As of February 28, 2015, the Company had cash on hand and cash equivalents of an estimated $47 million available to pay operating costs and expenses. If the Company is unable to find an appropriate solution during the grace periods, the Company could be forced to seek Chapter 11 Bankruptcy protection under the United States Bankruptcy Code, which is designed to provide protection from creditors while a company seeks restructuring and financing solutions to enable it to remain an economically viable business.

A copy of the press release dated March 2, 2015 announcing an update on the principal and interest payments on the 2015 Notes is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated March 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: March 3, 2015	By:	/s/ Richard S. Menniti
	Name:	Richard S. Menniti
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated March 2, 2015.